UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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National Health Investors, Inc.

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NATIONAL HEALTH INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 29, 2008, 4:00 P.M. CDT

To Our Shareholders:

We cordially invite you to attend the Annual Meeting of the Shareholders (the "Meeting") of National Health Investors, Inc. (“NHI” or the "Company").  It will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee on Tuesday, April 29, 2008, at 4:00 p.m. CDT, for the following purposes:

(1)	To re-elect two directors. The nominees for re-election as directors are W. Andrew Adams and Robert A. McCabe, Jr.; they currently serve as directors of the Company.
(2)	To ratify the Audit Committee’s selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and
(3)	To transact such other business as may properly come before the Meeting or any continuances of it.

The Board of Directors has fixed the close of business on Friday, March 7, 2008 (the “Record  Date”), for the determination of shareholders who are entitled to vote at the Meeting, including any continuances.

To assure your representation at the Meeting, the Board of Directors solicits votes by the execution and prompt return of the proxy in the enclosed return envelope by mail or by use of our telephone or Internet voting procedures.  Any shareholder attending the Meeting may vote in person even if he or she has returned a proxy.  Whether you are able to attend the Meeting or not, we urge you to indicate your vote as follows:

* FOR the re-election of Mr. Adams and Mr. McCabe.

* FOR ratification of the Audit Committee’s selection of BDO Seidman, LLP as our independent registered public accounting firm   for the year ending December 31, 2008.

By order of the Board of Directors.

/s/ KENNETH D. DENBESTEN

Corporate Secretary

Murfreesboro, Tennessee

March 20, 2008

NATIONAL HEALTH INVESTORS, INC.

100 Vine Street, Suite 1200

Murfreesboro, Tennessee 37130

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc. (“NHI” or the “Company”) to be voted at the Annual Meeting of the Shareholders to be held on Tuesday, April 29, 2008, commencing at 4:00 p.m. CDT and at any continuances of the Meeting.  The Meeting will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee.  It is anticipated that this Proxy Statement and the form of proxy solicited on behalf of our Board of Directors will be filed with the Securities and Exchange Commission (“SEC”) and an accompanying Notice mailed to our shareholders on March 20, 2008.

If a shareholder duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareholder’s shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors.  The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise by (a) filing with the Secretary of the Company a written revocation, (b) by executing a later dated proxy, (c) by casting a later vote using the telephone or Internet voting procedures, or (d) by attending the Meeting and voting in person.

As permitted by rules recently adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2007 Annual Report on Form 10-K (the “2007 Annual Report”) available to our shareholders electronically via the Internet.  If you received a Notice by mail, you will not automatically receive a printed copy of the proxy material in the mail.  Instead, the Notice instructs you how to access and review all of the important information contained in the Proxy Statement and 2007 Annual Report.  The Notice also instructs you how to submit your vote over the Internet.  If you received a Notice by mail and would like to receive a printed copy of or proxy materials, you should follow the instructions for requesting such materials included in the Notice.

VOTING SECURITIES

Only shareholders of record at the close of business on Friday, March 7, 2008, the Record Date of the Meeting, are entitled to notice of and to vote at the Meeting or any continuances.  On March 7, 2008, we had outstanding 27,754,413 shares of our Common Stock, par value $.01 per share ("Common Stock").  We have no class or series of shares currently outstanding other than our Common Stock.  Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting.  Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

EQUITY OWNERSHIP OF CERTAIN PRINCIPAL BENEFICIAL OWNERS

The following information is based upon filings made by the persons or entities identified below with the SEC.  Except as set forth below, on March 7, 2008, no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	W. Andrew Adams 100 Vine Street, Suite 1200 Murfreesboro, TN 37130	2,758,515(1)	9.94%
Common Stock	National HealthCare Corporation 100 Vine Street, Suite 1400 Murfreesboro, TN 37130	1,630,462	5.88%
Common Stock	The Vanguard Group, Inc. P.O. Box 2600 V26 Valley Forge, PA 19482-2600	1,490,485	5.37%
Common Stock	Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA	1,451,079	5.23%

 (1) Ownership as defined by the SEC and not as defined in real estate investment trust regulations.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership, reported to us as of March 7, 2008, of our Common Stock of each director and each executive officer listed in the table below, and of the directors and executive officers as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Common Stock	W. Andrew Adams 100 Vine Street, Ste. 1200 Murfreesboro, TN 37130	2,758,515(1)	9.92%
Common Stock	Richard F. LaRoche, Jr. 100 Vine Street, Ste. 1200 Murfreesboro, TN 37130	624,476	2.24%
Common Stock	Robert A. McCabe, Jr. 211 Commerce St., Ste. 300 Nashville, TN 37201	17,477.06%
Common Stock	Robert T. Webb 141 E. MTCS Road Murfreesboro, TN 37129	232,848.84%
Common Stock	Ted H. Welch 611 Commerce St., Ste. 2920 Nashville, TN 37203	111,018.40%
Common Stock	Kenneth D. DenBesten 100 Vine St, Ste. 1200 Murfreesboro, TN 37130	166,754.60%
Common Stock	Roger R. Hopkins 100 Vine St, Ste. 1200 Murfreesboro, TN 37130	2,000.01%
Common Stock	All Directors and Executive Officers as a group – 7 persons	3,913,088	14.07%

(1) Mr. Adams expressly disclaims ownership in 222,307 shares which are owned by a private foundation of which he is a director.

(2) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power.  For purposes of computing the amount of shares of each person, all directors and executive officers as a group, and the percent of class, the number of shares outstanding includes shares purchasable by such persons upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of March 7, 2008 as follows: 75,000 shares to Mr. LaRoche (who resigned from the Board effective March 31, 2008); 15,000 shares to Mr. McCabe; 60,000 shares to Mr. Webb; 75,000 shares to Mr. Welch; and 33,333 shares to Mr. DenBesten.  These stock options were granted under the Company’s 1997 and 2005 Stock Options Plans.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NHI is managed by its four-person Board of Directors.  A director may be removed from office for cause only.  Officers serve at the pleasure of the Board of Directors for a term of one year.  The following table gives information about our directors and executive officers:

Name	Age	Position	Expiration of term
W. Andrew Adams	62	Director, Chairman of the Board, President (1)	2008
Robert A. McCabe, Jr.	57	Director	2008 (2)
Robert T. Webb	63	Director	2009
Ted H. Welch	74	Director	2010
Kenneth D. DenBesten	55	Senior Vice President, Finance and Secretary	-
Roger R. Hopkins	46	Chief Accounting Officer	-

(1) Mr. Adams intends to resign as President effective March 31, 2008.

(2) All directors except Mr. McCabe were first elected in 1991.  Mr. McCabe was first elected in 2001.

W. Andrew Adams (President and Director) has been President and a director of the Company since its inception in 1991.  He intends to resign as President effective March 31, 2008.  Management Advisory Source, LLC, an entity solely owned by Mr. Adams, provides all operating services and personnel to the Company (see the caption “Certain Relationships and Related Transactions” for a description of our Advisory Agreement with and fees paid to Mr. Adam’s company).  Mr. Adams was President and CEO of National HealthCare Corporation (“NHC”) until he resigned those positions in 2004, remaining as Chairman of its Board.  He has served National Health Realty, Inc. (“NHR”) since 1997 as President and Chairman of the Board, resigning his position as President in November 2004.  Mr. Adams serves on the Board of Directors of SunTrust Bank in Nashville, Tennessee.  He received his B.S. and M.B.A. degrees from Middle Tennessee State University.

Robert A. McCabe, Jr. (Independent Director) has served as a director of the Company since February 2001.  Mr. McCabe is currently Chairman of Pinnacle Financial Partners in Nashville, Tennessee, but spent substantially all of his business life (March 1976 - October 1999) as a senior officer of First American National Bank or its subsidiaries.  His most recent positions were as Vice Chairman of the holding company and President of First American Enterprises.  Mr. McCabe received his M.B.A. from the University of Tennessee and graduated from the Advanced Management Program of Harvard Business School.  He serves as Chairman of the Cheekwood Botanical Gardens and Museum of Art, and serves on the Board of Directors of Boy Scouts of America (Chairman - Middle Tennessee Council), Ensworth School, SSC Service Solutions and PBIZ, Inc. (Audit Committee Chairman).  Mr. McCabe is Chairman of NHI’s Audit Committee, and is a member of the Compensation Committee, Nominating and Corporate Governance Committee, and Independent Directors Committee.

Robert T. Webb (Independent Director) has served as a director of the Company since its inception in 1991.  Mr. Webb is the owner of commercial buildings and rental properties in the Middle Tennessee area and is a subdivision developer.  Additionally, Mr. Webb is the President and principal owner of Webb's Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976.  He attended David Lipscomb College and received a B.A. in business marketing from Middle Tennessee State University in 1969.  Mr. Webb is Chairman of NHI’s Nominating and Corporate Governance Committee, and is a member of the Audit Committee, Compensation Committee and Independent Directors Committee.

Ted H. Welch (Independent Director) has served as a director of the Company since its inception in 1991.   Mr. Welch serves on the Board of Directors of FirstBank, SSC Service Solutions and the U.S. Chamber of Commerce.  Mr. Welch received a B.S. from the University of Tennessee at Martin, attended the Graduate School of Management at Indiana University, and has received an Honorary Doctorate degree from Freed-Hardeman University.  Mr. Welch is Chairman of NHI’s Compensation Committee, and is a member of the Audit Committee, Nominating and Corporate Governance Committee, and Independent Directors Committee.

The following officers have performed their services to NHI during 2007 as a result of an Advisory Agreement between NHI and Mr. Adams’ company, Management Advisory Source, LLC as described more fully under the caption “Certain Relationships and Related Transactions”.

Kenneth D. DenBesten (Senior Vice President, Finance and Secretary) joined NHC in 1992 and has served NHI in that capacity since then.  He was named Secretary of the Company on December 31, 2006.  From 1987 to 1992, he was employed by Physicians Health Care, ultimately as Chief Operating Officer.  From 1984 to 1986, he was employed by Health America Corporation as Treasurer, Vice President of Finance and Chief Financial Officer.  Mr. DenBesten received a B.S. in business administration and an M.S. in finance from the University of Arizona.

Roger R. Hopkins (Chief Accounting Officer) joined the Company on July 1, 2006, and was named Chief Accounting Officer on December 31, 2006.  Until joining the Company, he was a partner in the Tennessee regional accounting firm of Rodefer Moss & Co, PLLC.  He was previously a senior manager in the Nashville, Tennessee office of Deloitte & Touche.  Mr. Hopkins received his B.S. degree in accounting from Tennessee Technological University in 1982 and is a Certified Public Accountant.

Board of Directors and Committees of the Board

The Board of Directors held 10 meetings during 2007.  All directors were present at the meetings of the Board except for one meeting.  The Company strongly urges, but does not require, directors to attend the Annual Meeting.  All directors were in attendance at the 2007 Annual Meeting.

  The Board of Directors has determined that no director other than Mr. Adams has a material relationship with the Company.  Accordingly, Mr. McCabe, Mr. Webb and Mr. Welch are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”) and the SEC.  Former director Mr. LaRoche was determined to be independent based on the same standards prior to his resignation.

The three standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, the charters of which are provided on the our website at www.nhinvestors.com.  Each committee is comprised of at least three independent directors, and each committee is submitting a report in this Proxy Statement.  Each committee adopted its respective charter, which provides that each committee elect a chairman.  The committee meetings serve as the vehicle for addressing matters at a detailed level which are then brought to the full Board of Directors for specific action.  During the Board meetings, there are regularly scheduled “Executive Sessions” of the independent directors.  A presiding director of each Executive Session meeting is elected by the independent directors in attendance.  The independent directors listed above are each members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

The Board of Directors has adopted the NHI Code of Business Conduct and Ethics and the NHI Valuesline program which are described on our website.  This Proxy Statement contains a description of our Valuesline program under the caption “Shareholder Communications.”

The chairman of the Audit Committee, Mr. McCabe, meets the SEC’s definition of  “audit committee financial expert” and all three members of the Audit Committee are “financially literate” as required by NYSE rules.  We maintain an internal audit function as required by NYSE rules to provide management and the Audit Committee with ongoing assessment of our risk management processes and system of internal control over financial reporting.  During 2007, we outsourced this internal audit function to Rodefer Moss & Co., a Tennessee regional accounting firm with significant experience in providing audit and non-audit related services to its SEC clients.

On October 5, 2006, the Board of Directors formed a committee of the independent directors (the “Special Committee”) to (a) negotiate with Mr. Adams in regard to an offer to purchase approximately 72% of the Company’s outstanding common stock on behalf of himself and a group of other persons, and (b) to negotiate with other interested parties regarding a possible acquisition of the Company.  Mr. LaRoche served as Chairman of the Special Committee.  On October 22, 2007, we announced in a press release that the Special Committee had decided to cease negotiations involving the possible sale of the Company, to terminate the engagement of The Blackstone Group L.P. as its financial advisor, and to dissolve the Special Committee.  We may, without further public announcement, continue to review strategic alternatives to enhance shareholder value.  As of the date of this Proxy Statement, there have been no further public announcements regarding this matter.

COMMITTEE REPORTS

Report of the Audit Committee

The primary functions of the NHI Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (a) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (b) the Company's auditing, accounting and financial reporting processes generally; (c) the Company's financial statements and other financial information provided by the Company to its shareholders, the public and others; (d) the Company's compliance with legal and regulatory requirements; and (e) the performance of the Company's corporate audit function and independent auditors. The Committee has the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors or nominate the independent auditors for shareholder approval. The Committee approves all audit engagement fees and terms and all non-audit engagements with the independent auditors.

During 2007, we met 4 times and all members were present at the meetings.  At the 2007 Annual Meeting, shareholders ratified the Audit Committee’s selection of BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm for the 2007 fiscal year.  BDO was engaged to  review the condensed consolidated financial statements set forth in our Quarterly Report on Form 10-Q for each of the first three quarters of 2007 and to audit the Company’s consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2007.  Our Company’s management has the primary responsibility for the preparation of the financial statements and the periodic filings with the SEC.

The responsibility of BDO is to express an opinion on the conformity of the Company’s audited consolidated financial statements and financial statement schedules with accounting principles generally accepted in the United States of America, and to express an opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and their reports dated February 28, 2008 expressed an unqualified opinion thereon.

The Audit Committee (a) reviewed with management and BDO the quarterly and annual financial statements and disclosures of the Company contained in Form 10-Q and Form 10-K, respectively, (b) reviewed internal operating reports with management, and (c) made detailed inquiries of the Company’s internal auditor and independent auditor as part of the Committee’s review of the Company's internal controls over financial reporting.  During each Audit Committee meeting, the members meet in executive session individually with the President, the Chief Accounting Officer (who also oversees Sarbanes-Oxley §404 compliance), the internal auditor and BDO.  We have discussed with BDO the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and as required by SEC and NYSE rules. In addition, we have received from BDO the written disclosures and letter required by Standard No. 1 of the Independence Standards Board (Independence Discussions with Audit Committees) and concluded that BDO remains independent from management and the Company.

The aggregate professional fees billed by BDO for each of the following categories of services for the past two years are set forth below:

	2007	2006
Audit Fees (audit of annual financial statements and disclosures in Form 10-K; review of financial statements and disclosures in Form 10-Q; Sarbanes-Oxley 404 attestation services)	$343,831	$324,147
Audit-Related Fees (consultation on technical issues)	0	0
Tax Fees (tax compliance and consultation)	0	0
All Other Fees	0	0

The Audit Committee exercised its responsibility to pre-approve all services provided by BDO within the categories listing above.  The Audit Committee delegates to the Chairman of the Committee the authority to pre-approve fees for services to be provided by BDO until a formal annual audit plan and fee estimate is presented to a regularly scheduled meeting of the Audit Committee for review and approval.

In reliance on the reviews and discussions referred to above, the responsibilities outlined in the Restated Audit Committee Charter and legal requirements applicable for 2007, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements and Management’s Annual Report on Internal Control Over Financial Reporting be included in the Company's Annual Report on Form 10-K to the SEC for the year ended December 31, 2007.

This report is hereby submitted by the NHI Audit Committee.

Robert A. McCabe, Jr., Chairman

Robert T. Webb

Ted H. Welch

Richard F. LaRoche, Jr.

Report of the Compensation Committee

Compensation Discussion and Analysis

   The Company has operated under agreements whereby a management advisor (the “Advisor”) has managed all of our day-to-day business affairs and provided all administrative services through its personnel or through other contractual agreements, all subject to the supervision and policies established by our Board of Directors.  From the inception of the Company on October 17, 1991 until November 1, 2004, NHC served as the Advisor and NHI did not have any officers or employees who were not employed by NHC.  Effective November 1, 2004, NHI assigned its Advisory Agreement with NHC to a new company, Management Advisory Source, LLC (“MAS”) formed by NHI’s President and Board Chairman, W. Andrew Adams.  From November 1, 2004 to October 1, 2006, Mr. Adams outsourced non-managerial functions of the Advisory Agreement, such as payroll processing, accounting, treasury and the like to NHC.  Effective October 1, 2006, MAS began to provide these services.

MAS, the Advisor, provides all necessary and appropriate services normally and customarily performed by employees, and sets compensation which is paid solely from the fees paid to the Advisor pursuant to its Advisory Agreement with the Company; thus we do not determine the compensation paid to NHI’s officers. The Company’s Advisor determines such compensation in accordance with the Advisory Agreement.  The details of this Advisory Agreement and the fees paid thereunder are described more fully in this Proxy Statement under the caption “Certain Relationships and Related Transactions”.

Accordingly, the duty of the Compensation Committee is to recommend approval to the Board of Directors the terms of the fees paid pursuant to the Advisory Agreement.  We also determine any stock or option grants awarded to NHI’s officers under the NHI 2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan.  The purpose of these grants is to enable the Advisor to attract and retain employees to serve the needs of NHI.  The amortization of these grants over their five-year vesting schedule, when added to the Advisor’s fee, was within the overall maximum fee of 6% of net revenues as defined in the Advisory Agreement.  The Compensation Committee met one time during 2007, at which time all members were present.

The Compensation Committee reviews the ratio of administrative and general expenses to net revenues for a group of comparable publicly-held REITs (the “Peer Group”), and concluded that our Advisory Agreement with MAS and the compensation paid are fiscally sound and productive, allowing NHI to continue to improve its competitive position.  The following table identifies the companies in our Peer Group which we believe have a similar business model and characteristics to us, and compares the percentage of each company’s general and administrative expense to its net revenues as reported in their most recent annual audited consolidated financial statements filed with the SEC:

PEER GROUP COMPARISON General and administrative expenses as a percentage of net revenues
	2007	2006
LTC Properties, Inc.	10.0%	9.4%
National Health Investors, Inc. (NHI)
(a) Advisory Agreement and employee stock compensation	5.3%	5.3%
(b) Audit, legal and other administrative expenses	3.9%	3.0%
Health Care REIT, Inc.	8.0%(1)	8.1%
Senior Housing Properties Trust	8.0%(1)	8.1%
Nationwide Health Properties, Inc.	7.2%(1)	6.0%
Omega Healthcare Investors, Inc.	6.9%	10.1%
HCP, Inc.	6.7%	8.3%
Universal Health Realty Income Trust	5.1%(1)	4.4%
Ventas, Inc.	4.7%	7.6%
HRPT Properties Trust	4.2%	4.0%

(1) Data available as of nine months ended September 30, 2007.

Our Advisory Agreement with MAS was cancellable upon 90 days notice or upon demand in some circumstances.  On December 3, 2007, we elected to become a self-managed REIT with our own management reporting directly to the Board of Directors.  We notified MAS of our intent to terminate the Advisory Agreement effective March 31, 2008.  On January 29, 2008, we received notice from Mr. Adams that he intends to resign as President effective March 31, 2008.  He will remain with us as both a director and as Chairman of the Board of Directors.  We will attempt to retain most, if not all, of the existing personnel of MAS to carry on their responsibilities with us.  The Board of Directors is continuing to evaluate its alternatives for filling the position of President on March 31, 2008, and for transitioning the existing employees of MAS to be employees of NHI.  As of March 20, 2008, the Board has taken no definitive action with regard to these matters.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Report is hereby submitted by the NHI Compensation Committee.

Ted H. Welch, Chairman

 Robert A. McCabe, Jr.

 Robert T. Webb

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Comp. ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)	All Other Comp. ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. Andrew Adams President	2007 2006	(1) (1)	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	(1) (1)
Kenneth D. DenBesten Sr.VP Finance, Secretary	2007 2006	130,000 293,597	417,782 225,000	307,980 329,150	36,044 49,033	-0- -0-	-0- -0-	-0- -0-	891,806 896,780
Roger R. Hopkins Chief Accounting Officer	2007 2006	140,000 70,000	61,000 29,000	-0- -0-	16,660 7,379	-0- -0-	-0- -0-	-0- -0-	217,660 106,379

(1) NHI pays an Advisory Agreement fee to Management Advisory Source, LLC (“MAS”) a company wholly owned by Mr. Adams and described in this Proxy Statement under the caption “Certain Relationships and Related Transactions”.  In 2007 and 2006, NHI’s management fee expense under the Advisory Agreement was $3,625,000 and $3,499,000, respectively, and is not reflected above as “salary”.

(2) Only Mr. Adams, Mr. DenBesten, and Mr. Hopkins meet the SEC’s definition of “Executive Officer” for NHI, or were paid in excess of $100,000, and this expense is borne by Mr. Adams’ company, not NHI.

Grants of Plan-Based Awards in 2007

There were no grants of Plan-based awards to the executive officers during 2007; thus, this table is not utilized.

2007 Outstanding Equity Awards at Fiscal Year-End

	Options Awards					Restricted Stock Awards
Name	Number of Securities Under- lying Unex- ercised Options (#) Exercisable	Number of Securities Underlying Unex- ercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. A. Adams	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
K. D. DenBesten	-0-	50,000	-0-	26.10	3/9/11	46,000	1,283,400	-0-	-0-
R. R. Hopkins	-0-	25,000	-0-	24.50	7/21/11	-0-	-0-	-0-	-0-

2007 Option Exercises and Stock Vested At Fiscal Year-End

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	(Spread) Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
W. Andrew Adams	-0-	-0-	-0-	-0-
Kenneth D. DenBesten	-0-	-0-	4,000	120,000
Roger R. Hopkins	-0-	-0-	-0-	-0-

2007 Pension Benefits (None)

The Company does not offer any pension benefit plans; thus, this table is not utilized.

2007 Nonqualified Deferred Compensation (None)

The Company does not maintain a deferred compensation plan; thus, this table is not utilized.

Equity Compensation Plans

The 1997 Stock Option Plan.  The Company's grant or issuance of an incentive stock option under the 1997 Stock Option Plan has no federal income tax consequences to either the Company or the optionee.  Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option's exercise (the “Spread”), would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes.  For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the difference between the optionee’s cost and the net proceeds of the sale.  The Company would not be entitled to a deduction upon such a disposition.  To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost.  The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

The 1997 Stock Option Plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value.  Unless otherwise specifically provided in the option agreement, no option shall be transferable, other than by will, family gift, or the laws of descent and distribution.  All shares which may be issued under the plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations.  In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

The 2005 Stock Option Plan. The 2005 Stock Option Plan is administered by us and recommended to the Board for ratification.  The maximum number of shares of Company common stock which may be awarded and delivered under the 2005 Stock Option Plan shall be equal to the sum of 1,500,000 shares of Stock.  Options granted under the 2005 Stock Option Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”), or non-statutory stock options. The 2005 Stock Option Plan also continues the long-standing automatic grant of non-statutory options to the independent directors of the Board.

Pursuant to the terms of the Plan, independent directors will receive the option to purchase 15,000 shares once a year at the closing price of the shares on the date of the first annual shareholder meeting each year. The stock options are non-transferable except with Board approval and the maximum term is five years from the date of grant. The Board is authorized to specify other terms and conditions of the grants. The options are granted at the fair market value of the Company’s stock on the date of grant.

The Committee may grant Stock Appreciation Rights and Restricted Stock Awards under the 2005 Stock Option Plan.  The terms and conditions of each SAR or Restricted Stock Award granted under the Plan shall be as specified by us, in its sole discretion and must be set forth in a written agreement between the Company and the participant, and shall be clearly identified therein as a SAR or Restricted Stock Award.

Incentive stock options may be granted only to employees of the Company or its subsidiaries. Non-statutory stock options, restricted stock awards and stock appreciation rights awards may be granted under the 2005 Stock Option Plan to employees and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted.  We treat Management Advisory Source, our advisor, as an affiliate.

We determine when options become exercisable. The means of payment for shares issued upon exercise of an award will be specified in each award agreement.  Under the 2005 Stock Option Plan, the exercise price may be payable in cash or by tendering shares of stock acceptable to us valued at fair market value as of the day of exercise, or in any combination thereof, provided, however, unless otherwise determined by us, no shares may be tendered unless such shares have been held by the participant for six (6) months or more.  In addition, we may permit a participant to elect to pay the Exercise Price upon the exercise of an incentive stock option or non-qualified stock option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the incentive stock option or non-qualified stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  For non-qualified stock options and stock received from restricted stock awards or upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company.

The federal income tax consequences to the Company its affiliates and their employees of awards under the 2005 Stock Option Plan are complex and subject to change. There typically will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds shares acquired through the exercise of an incentive stock option for the later of two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he/she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current, taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum tax income.

 Non-qualified stock options granted under the 2005 Stock Option Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column(a)]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1997 Plan: 237,800 2005 Plan: 88,200	$26.00	1997 Plan: -0- 2005 Plan: 1,358,800
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	326,000	$26.00	1,358,800

We reviewed the amount and structure of our compensation as directors, comparing our compensation to that paid to directors in our Peer Group based on the most recent information filed with the SEC.  During 2007, the independent directors received compensation for their Board service in the amount of $3,000 per meeting attended, plus options to purchase 15,000 shares of Company stock based on the closing price of NHI the day of its Annual Shareholders Meeting. Mr. LaRoche received an additional $3,000 per quarter in 2007 for services as Board Secretary.  Mr. McCabe received an additional $1,000 per meeting of the Audit Committee. The automatic grant of options to our independent directors has previously been approved by our shareholders.  During 2007, Mr. LaRoche was paid $85,500 for certain of his director fees for 2006 and prior years which he had earned but had deferred payment.

The members of the Special Committee each received $3,000 for every one-hour or longer meeting attended for their services on that committee.  There were 23 meetings of the Special Committee in 2007, and all members were present at the meetings (4 meetings were for less than one hour each).  Mr. LaRoche, an attorney and Chairman of the Special Committee, billed us for his time spent outside of the committee meetings on NHI business at the same hourly rate charged by the Committee’s outside legal counsel and amounted to $35,628 during 2007.  Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

Our review of the Peer Group indicated that our cash compensation is significantly below the norm.  However, the number of automatic stock options granted to us is only equaled by one other company in the Peer Group.  As our option grants only have value if the Company’s stock price increases, we believe our total compensation package is reasonable.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Comp. ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp. ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Ted H. Welch	84,000	-0-	38,850	-0-	-0-	-0-	122,850
Robert T. Webb	87,000	-0-	38,850	-0-	-0-	-0-	125,850
W. Andrew Adams	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Robert A. McCabe, Jr.	85,000	-0-	38,850	-0-	-0-	-0-	123,850
Richard F. LaRoche, Jr.	93,000	-0-	38,850	-0-	-0-	35,628	167,478

(1) This represents the amount of stock compensation expense recorded by the Company in 2007 for the automatic grant (each year) of 15,000 options shares to each independent director on the date of the Annual Meeting of shareholders.  The exercise price of the options is the closing price of our common stock on the NYSE on the day the options are granted.  The options vest immediately.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file statements with the SEC and the NYSE of initial reports of ownership and reports of changes in ownership of such equity securities.  Executive officers, directors and greater than ten shareholders are required by SEC regulations to file these reports within two business days of the transaction, and to furnish us with copies of all such forms they file.  We remind our executive officers and directors of this requirement monthly.

To our knowledge, and based solely on review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2007, all filing requirements applicable to our executive officers, directors, and persons who beneficially own more than ten percent of our common stock were fulfilled and timely filed.

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company and to review periodically the performance of the Board of Directors.  The process we follow is to identify qualified individuals for Board membership and recommend them to the full Board for consideration.  This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company.  Nominations by shareholders should be sent to National Health Investors, Inc., 100 Vine Street, Suite 1202, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee.  Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation is made.  If the appropriate biographical information is provided on a timely basis we will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as we follow for candidates submitted by others.

In determining whether to recommend a candidate for the Board’s consideration, we look at various criteria including experience, an understanding of the health care industry, real estate, finance and accounting.  The principal qualification of a director is the ability to act successfully on the shareholders’ behalf.  We then evaluate each nominee and do an internal rank ordering.  Existing Board members are automatically considered by us for a term renewal.  We believe that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities.  We have not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The committee met one time during 2007, on February 16, 2007, and renominated Mr. Welch and Mr. LaRoche for re-election to the Board of Directors.  On January 31, 2008, the Committee met and renominated Mr. Adams and Mr. McCabe to the Board of Directors.  The Committee noted that no other candidates were presented for consideration to be nominated.  Our nominees were assessed and chosen in accordance with our Committee’s charter.

This report submitted by the NHI Nominating and Corporate Governance Committee.

Robert T. Webb, Chairman

Robert A. McCabe, Jr.

Ted H. Welch

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory Agreement

Services of Advisor.  Effective November 1, 2004, NHI assigned its advisory agreement with NHC to a new company, Management Advisory Source, LLC (“MAS”) formed by NHI’s President and Board Chairman, W. Andrew Adams. From November 1, 2004 to October 1, 2006, Mr. Adams outsourced non-managerial functions of the Advisory Agreement, such as payroll processing, accounting, treasury and the like to NHC. NHI was not a party to this subcontract. The agreement between MAS and NHC was terminated in part effective October 1, 2006 and totally by December 31, 2006. The Advisor provides all necessary and appropriate services normally and customarily performed by employees, and sets compensation which is paid solely from the fees paid to the Advisor pursuant to its Advisory Agreement with the Company.  Under the Advisory Agreement, MAS is to use its best efforts (a) to present to NHI a continuing and suitable investment program consistent with NHI’s investment policies adopted by the Board of Directors from time to time; (b) to manage NHI’s day-to-day affairs and operations including the hiring and payment of all officers and employees; and (c) to provide administrative services and facilities appropriate for such management.  In performing its obligations under the Advisory Agreement, MAS is subject to the supervision of and policies established by NHI’s Board of Directors.

The Advisory Agreement was for a stated term which expired December 31, 2007.  The Agreement is thereafter renewable on a year-to-year basis and is terminable at any time on 90 days notice or on demand in some circumstances.  On December 3, 2007, we elected to become a self-managed REIT with our own management reporting directly to the Board of Directors.  We notified MAS of our intent to terminate the Advisory Agreement effective March 31, 2008.  On January 29, 2008, we received notice from Mr. Adams that he intends to resign as President effective March 31, 2008.  He will remain with us as both a director and as Chairman of the Board of Directors.  We will attempt to retain most, if not all, of the existing personnel of MAS to carry on their responsibilities with us.   The Board of Directors is continuing to evaluate its alternatives for filling the position of President on March 31, 2008, and for transitioning the existing employees of MAS to be employees of NHI.  As of March 20, 2008, the Board has taken no definitive action with regard to these matters.

For its services under the Advisory Agreement, the Investment Advisor is entitled to annual compensation in a base amount of $2,000,000, payable in monthly installments of $166,666, plus an incentive fee based on cash flow performance. There is an overall cap equal to 6% of net revenues as defined in the Agreement. The annual compensation expensed under the Advisory Agreement in 2007 and 2006 was $3,625,000 and $3,499,000, respectively.

From the inception of the Company on October 17, 1991 until November 1, 2004, NHC served as the Advisor and NHI did not have any officers or employees who were not employed by NHC.  All of the salaries, related employment costs and other services were paid by the Advisor from its advisory fee.  A portion of employee bonuses if any, could be allocated to the duties provided to us and were disclosed in proxy statements in prior years.

The Advisory Agreement with NHC was substantially similar to the current agreement with MAS in the structure of the compensation and responsibilities.

Pinnacle Financial Partners.  We have a primary banking relationship with Pinnacle Financial Partners (“Pinnacle”), the fourth largest bank in the Nashville market area.  Mr. McCabe is Chairman of the Board of Directors of Pinnacle and, based upon the opinion of our legal counsel, our banking relationship with Pinnacle is not prohibited by law or regulation.  Our Board of Directors has determined that Mr. McCabe is an independent director.  He has no material relationship with us, as the annual interest paid by Pinnacle on our bank accounts does not meet the threshold amounts set forth in NYSE Rule 303A.02(b)(v).

Family Relationships.  Mr. Adams’ son, Andrew Adams, is a member of the Board of Directors of Care Foundation of America, Inc., one of the Company’s loan customers which owns six health care centers in Florida.

Comparison of Cumulative Total Return

Our Annual Report on SEC Form 10-K contains a graph on page 19 which demonstrates the performance of the cumulative total return to the shareholders of our common stock during the previous five years in comparison to the cumulative total return of the National Association of Real Estate Investment Trust (NAREIT) Equity Index and the Standard & Poor’s 500 Stock Index.  The NAREIT Equity index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the NYSE, the American Stock Exchange or the NASDAQ National Market.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors have been divided into three groups.  Each group is elected for a three-year term and only one group is up for election each year.  Two directors have been nominated for re-election at the April 29, 2008 Meeting for a term of three years or until their successor is duly elected and qualified.  The Board’s Nominating & Corporate Governance Committee nominated Mr. Adams and Mr. McCabe for re-election to the Board of Directors.  Unless authority to vote for the election of Mr. Adams and Mr. McCabe has been specifically withheld, your proxy holder intends to vote for their election to hold office as a director for a term of three years or until their successor has been duly elected and qualified.

If the nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL I.

PROPOSAL II

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has retained BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.  Although a shareholder vote is not required, the Board submits this accounting firm for approval by the shareholders.  BDO has audited the Company’s consolidated financial statements for the years ended December 31, 2007, 2006 and 2005, and has also provided the required Sarbanes-Oxley §404 attestation.

If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company.  The Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company to replace the firm whose selection was ratified by the Company’s shareholders in the event the Audit Committee determines that the best interest of the Company warrants a change of its independent registered public accounting firm.

Representatives of BDO will be present at the Annual Meeting and will be given the opportunity to address the shareholders and respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL II.

How We Count the Votes

*   Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

*   Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter.  As a result, abstentions will not have any effect on the voting results with respect to any of the matters scheduled to be submitted to shareholders at the Annual Meeting.

*    If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.  Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

*   A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors.  Shareholder approval is not required for ratification of the Audit Committee’s selection of BDO Seidman, LLP as our independent registered public accounting firm.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has created the “NHI Valuesline” program in order to enable employees and shareholders to communicate with (on a non-identifiable basis if so desired), NHI executive officers, independent directors, and the NHI Board.  The Valuesline toll free number is 800-526-4064 and is answered by an independent contractor who transmits the communication to the Company’s internal auditor and establishes a date by which the caller can obtain a response to the communication, if so requested.  The internal auditor will forward any inquiries to or about executive officers or directors to the Office of the Secretary of the Company, Mr. DenBesten, who will coordinate any necessary communication and response.  All shareholder communications are relayed by that office to Mr. Webb as Chairman of the Nominating and Corporate Governance Committee.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our Proxy Statement, shareholder proposals for our 2009 Annual Meeting must be received by us on or before November 16, 2008 at our corporate office, to the attention of the Corporate Secretary, at 100 Vine Street, Suite 1202, Murfreesboro, Tennessee 37130.   Proposals submitted after November 16, 2008 will be considered untimely for the 2009 Annual Meeting of Shareholders pursuant to SEC Rule 14a-5(e). Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company.  We utilize the services of Broadridge Financial Solutions Inc. (formerly Automatic Data Processing, Inc.) to disseminate our proxy materials.  In addition to use of the mail, proxies may be solicited personally, or by telephone, facsimile or email, by certain of our directors, officers and employees without additional compensation.

WEBSITE INFORMATION

The NHI website (www.nhinvestors.com) contains information on the Company, including all public filings (Form 10-Qs, 10-Ks, Statements of Beneficial Ownership, 8-Ks and the like).  We also maintain the following documents on the website, all of which we hereby incorporate herein by reference as though copied verbatim:

- Corporate Governance Guidelines

- The Restated Audit Committee Charter

- The Compensation Committee Charter

- The Nominating and Corporate Governance Committee Charter

- Valuesline Information

- The NHI Code of Ethics

The Code of Ethics has been adopted for all employees, officers and directors of the Company.  The website will also disclose whether there have been any amendments or waivers to the Code of Ethics.  To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request.  All of our press releases for the last two years can be accessed through the site’s press release page.  The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.